                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                                    4/24/00
                Date of Report (Date of earliest event reported)

                               SAFECO CORPORATION
               (Exact name of registrant as specified in Charter)

  WASHINGTON                1-6563                     91-0742146
(State or other           (Commission                 (IRS Employer
jurisdiction of           File Number)             Identification No.)
incorporation)

         SAFECO Plaza, Seattle, Washington              98185
    (Address of principal executive officers)         (Zip Code)


                                 (206) 545-5000
              (Registrant's telephone number, including area code)

Item 5. Other Events

SHAREHOLDER REPORT


                       SAFECO CORPORATION AND SUBSIDIARIES
                        THREE MONTHS ENDED MARCH 31, 2000


TO OUR SHAREHOLDERS:

Our net income for the first quarter was $29.8 million or $.23 per diluted share, compared with $.87 per share for the first quarter of 1999. If we exclude realized gain from investments, our income was $.07 per diluted share, compared with $.60 in 1999.

As we announced on April 13, 2000, these unsatisfactory results are primarily the result of underwriting losses in most lines of business within our property and casualty companies. To improve results we have been aggressively increasing prices and carefully managing expenses. In addition, we are reviewing our small commercial business to strengthen the overall risk quality in this line. The largest portions of the price increases we have taken have been in the commercial insurance lines. These have been accepted in the marketplace as commercial lines prices throughout the industry have been increasing in recent months. However, as price increases only apply to policies as they renew, it takes some time for these increases to significantly improve our earnings.

Our employees are diligently working on improving our results. The price increases may slow our growth, but we believe it is a worthwhile trade-off to improve results. All operating units, including Property and Casualty, now report to Boh Dickey, president and chief operating officer, who will lead the results improvement effort.


PROPERTY AND CASUALTY INSURANCE

Property and casualty operations for the first quarter of 2000 produced a pretax loss of $28 million before realized gain from investments, compared with a profit of $67 million a year ago. These operations had a $133 million underwriting loss during the first quarter of 2000. This compares with a $114 million loss last quarter and a loss of $36 million for the first quarter last year. These results reflect inadequate rates, continued large losses in commercial lines, and storms in Texas during the first quarter of 2000. In addition to aggressively increasing prices for all lines, as described below, we are working on numerous other initiatives to restore profitability. Catastrophe losses were $32 million, including $19 million from tornadoes and other hailstorms in Texas during the first quarter. By comparison, catastrophe losses were $11 million last quarter and $39 million for the first quarter of 1999. The combined loss and expense ratio was 111.7, compared with 110.1 last quarter and
103.4 for the first quarter a year ago. Underwriting results by major line of business are stated in the chart below. Investment income was $116 million, up 1% from a year ago.

Underwriting Results ($ Millions)

                                   First Quarter        Fourth Quarter          First Quarter
                                       2000                  1999                   1999
                                       ----                  ----                   ----
Personal Lines:
     Personal auto                 $ (39.8)               $  (38.3)               $   6.0
     Homeowners                      (14.1)                    9.5                  (18.7)
     Other personal lines              4.4                     9.8                    4.3
Commercial Lines:
     American States
         Business Insurance (ASBI)   (59.0)                 (37.1)                 (30.9)
     SAFECO Commercial               (26.5)                 (59.2)                  (1.9)
Surety                                 4.7                    2.0                    6.0
Other                                 (2.3)                  (1.0)                  (1.1)
                                   --------               --------                -------
Total                              $(132.6)               $(114.3)                $(36.3)
                                   ========               ========                =======


While the profit in surety is acceptable, the rest of the results are not. Here are some specific actions we are taking to improve the results in each line.

      ~ We are increasing prices, on average, nationwide in the following lines:

               Personal auto        +  5%
               Homeowners           +  5%
               ASBI                 + 10%
               SAFECO Commercial    + 13%

      ~ We are aggressively managing our expenses to reduce our expense ratio. For the first quarter 2000, our overall expense ratio was 29.15%, compared with 29.82% for calendar year 1999.

      ~ We are reviewing the risk quality of our ASBI business and expect to non-renew those risks that are outside of prudent underwriting guidelines.

      ~ We have begun using an underwriting technique known as "credit scoring" in our personal auto and homeowners lines which should improve the overall quality of this business.

      ~ We have begun the next cycle of our program to assure that our homeowners book of business is properly valued and that we receive appropriate rates for these risks. Our last cycle of using "renewal questionnaires," completed in 1996, was successful in producing $41 million of additional premium on this business over a three year period. As our homeowners book has more than doubled in size since then, we are optimistic for this next cycle.

We expect improved underwriting results by the second half of this year as a result of our actions.


LIFE INSURANCE

Our life insurance operations produced a pretax profit, before realized capital gains, of $39.0 million for the first quarter of 2000. This compares with $44.7 million reported for the same period last year.

Earnings for the annuity lines were $18.2 million, compared with the $22.2 million for the first quarter of 1999. The decrease is primarily due to lower interest margins, as well as the effect of changes in paydowns of collateralized mortgage obligations. Annuity assets total $12.9 billion, compared with $12.6 billion at the end of first quarter 1999.

Group insurance experienced a loss of $4.0 million for the first quarter of 2000, compared with a loss of $2.9 million for the same period last year. Results for medical excess loss business improved as a result of underwriting and rating actions that have been taken to improve results for this line of business. Group life results declined due to a higher level of claims in the first quarter. First quarter results include one-time costs of $1 million, which are related to the purchase of the medical excess loss and group life business of ING Medical Risk Solutions in December.

Individual life earnings were $7.1 million, compared with $6.6 million for the same period last year. The increase is mainly due to increased Business Owned Life Insurance (BOLI) deposits. BOLI deposits issued from inception total $1.5 billion as of March 31, 2000.


CREDIT

SAFECO Credit Company produced a pretax profit of $4.9 million for the first three months of 2000, compared with $5.3 million for the first quarter in 1999. While revenues increased $3.8 million over 1999, higher interest costs adversely impacted interest spreads. New loans and leases funded during the first quarter increased 9% to $122 million versus $112 million in 1999. Delinquency and write-off experience continue to be at satisfactorily low levels.


ASSET MANAGEMENT

Our asset management operations produced pretax profits of $3.5 million for the first quarter, up from $2.5 million for the first quarter a year ago. The increased earnings are the result of higher fee revenues and lower personnel costs.


STOCK REPURCHASE PROGRAM

In February 2000, the Board of Directors authorized the repurchase of three million shares of SAFECO Corporation common stock. The authorization was in addition to nearly 1.3 million shares that remained under the May 1999 authorization. During the first quarter, we repurchased 1,333,000 shares in the open market at a total cost of approximately $30 million for an average price of $22.53. The number of shares currently authorized but not yet repurchased is 2.9 million.


DIVIDEND

Enclosed with this report is your quarterly dividend check payable April 24, 2000 to shareholders of record April 7, 2000 at the rate of $.37 per share.




                                            /s/ ROGER H. EIGSTI


April 21, 2000                              Roger H. Eigsti
Seattle, Washington                         Chairman and
                                            Chief Executive Officer

FORWARD-LOOKING STATEMENTS: Statements made in this report that relate to anticipated financial performance, business prospects and plans, regulatory developments and similar matters may be considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Statements in this report that are not historical information are forward-looking. Such statements are subject to certain risks and uncertainties that may cause the operations, performance, development and results of our business to differ materially from those suggested by the forward-looking statements. The risks and uncertainties include:

>>our ability to obtain rate increases and non-renew underpriced insurance accounts;
>>realization of growth and business retention estimates;
>>achievement of our premium targets and profitability;
>>changes in competition and pricing environments;
>>achievement of our expense reduction goals;
>>the occurrence of significant natural disasters, including earthquakes; >>weather conditions, including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions;
>>driving patterns;
>>fluctuations in interest rates;
>>performance of financial markets;
>>court decisions and trends in litigation;
>>legislative and regulatory developments;
>>the adequacy of loss reserves;
>>the availability and pricing of reinsurance;
>>the development of major Year 2000 related claims or liabilities; and >>general economic and market conditions.

In particular, because insurance rates in some jurisdictions are subject to regulatory review and approval, our achievement of rate increases may occur in amounts and on a time schedule different than planned, which may affect our efforts to restore earnings in our property and casualty lines.

                      SAFECO CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN MILLIONS)


                                                      MARCH 31       DECEMBER 31
                                                        2000             1999
ASSETS
Investments:
  Fixed Maturities, at Market Value
    (Cost: $17,738.0; $17,258.9)....................  $17,447.0        $16,830.7
  Fixed Maturities, at Amortized Cost
    (Market Value: $2,834.4; $2,772.1)..............    2,741.1          2,733.3
  Marketable Equity Securities, at Market Value
    (Cost: $1,057.5; $972.5)........................    1,988.0          2,004.7
  Other Invested Assets.............................    1,255.5          1,362.3
                                                      ---------        ---------
    Total Investments...............................   23,431.6         22,931.0

Finance Receivables.................................    1,468.7          1,460.6
Deferred Policy Acquisition Costs...................      599.1            598.8
Goodwill............................................    1,340.8          1,354.9
Other Assets........................................    4,294.1          4,227.4
                                                      ---------        ---------
    Total...........................................  $31,134.3        $30,572.7
                                                      =========        =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Insurance Liabilities...............................  $ 6,706.6        $ 6,551.0
Funds Held Under Deposit Contracts..................   13,783.6         13,762.9
Debt................................................    2,368.1          2,316.1
Other Liabilities...................................    3,162.9          2,806.1
                                                      ---------        ---------
    Total Liabilities...............................   26,021.2         25,436.1

Capital Securities..................................      842.7            842.5
Common Shareholders' Equity
  (Common shares issued and outstanding:
  127.6; 128.9).....................................    4,270.4          4,294.1
                                                      ---------        ---------
    Total...........................................  $31,134.3        $30,572.7
                                                      =========        =========
Book Value per Common Share.........................  $   33.46        $   33.31

                                                      THREE MONTHS ENDED
                                                            MARCH 31
                                                      2000            1999
REVENUES
Property and Casualty:
  Premiums Written................................. $1,195.9         $1,132.5
  Net Investment Income............................    115.5            114.3
Life...............................................    414.3            361.4
Credit.............................................     32.8             29.0
Asset Management...................................     10.4             10.2
Talbot Financial...................................     21.5             17.4
Other..............................................      5.4             15.3
                                                    --------         --------
    Total.......................................... $1,795.8         $1,680.1
                                                    ========         ========

                      SAFECO CORPORATION AND SUBSIDIARIES
                   Summary of Consolidated Income (Unaudited)
                     (In Millions Except Per Share Amounts)

                                                            Three Months Ended
                                                                 March 31
                                                              2000        1999
Income (Loss) before Realized Gain and Income Taxes:
  Property and Casualty Insurance:
    Underwriting Loss .................................     $(132.6)     $(36.3)
    Net Investment Income .............................       115.5       114.3
    Goodwill Amortization .............................       (11.0)      (10.8)
                                                            -------      ------
      Total Property and Casualty .....................       (28.1)       67.2

  Life ................................................        39.0        44.7
  Credit ..............................................         4.9         5.3
  Asset Management ....................................         3.5         2.5
  Corporate ...........................................       (11.4)      (13.1)
                                                            -------      ------
      Total ...........................................         7.9       106.6
                                                            -------      ------

Realized Gain before Income Taxes from:
  Security Investments ................................        31.1        26.3
  Real Estate Investments .............................          --        30.0
                                                            -------      ------
      Total ...........................................        31.1        56.3
                                                            -------      ------
Income before Income Taxes ............................        39.0       162.9
                                                            -------      ------

Provision (Benefit) for Income Taxes on:
  Income before Realized Gain .........................       (12.8)       13.2
  Realized Investment Gain ............................        10.8        20.0
                                                            -------      ------
      Total ...........................................        (2.0)       33.2
                                                            -------      ------
Income before Distributions on Capital Securities .....        41.0       129.7
Distributions on Capital Securities, Net of Tax .......       (11.2)      (11.2)
                                                            -------      ------
Net Income ............................................     $  29.8      $118.5
                                                            =======      ======

Net Income Per Diluted Share of Common Stock:
  Income before Realized Gain .........................     $   .07      $  .60
  Realized Gain .......................................         .16         .27
                                                            -------      ------
Net Income ............................................     $   .23      $  .87
                                                            =======      ======

Dividends Paid to Common Shareholders .................     $   .37      $  .35

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        SAFECO CORPORATION

Dated: April 24, 2000                   By: /s/ H. Paul Lowber
                                        ------------------------------
                                        H. Paul Lowber
                                        Vice President, Controller and
                                        Chief Accounting Officer